Exhibit 99.1

2Q 2016

SmartFinancial Reports Second Quarter Results

KNOXVILLE, TN - July 27, 2016 - SmartFinancial, Inc. ("SmartFinancial"; NASDAQ: SMBK), announced today net income of $1.2 million in its second quarter, compared to $0.1 million a year ago. In the third quarter 2015, SmartFinancial successfully completed the merger of two holding companies, legacy SmartFinancial, Inc. and Cornerstone Bancshares, Inc., and carried forward the name "SmartFinancial, Inc." In the first quarter of 2016 SmartFinancial completed the merger of Cornerstone Community Bank into SmartBank. This quarter completes the third full quarter’s results from the combined company and the first full quarter's results of the merged bank.

Billy Carroll, President & CEO stated: "We are pleased with the results of our first full quarter as with a single merged bank. Our organic loan growth increased over 17 percent annualized this quarter and at the same time we were able to increase yields of the loan portfolio. Core deposit growth kept a good pace, and as a result we were able to further reduce external borrowings. We are starting to realize merger efficiencies as salary and employee benefit costs decreased slightly quarter to quarter, and we expect further efficiencies in the coming months. We’ll remain focused on fundamentals and strengthening our foundation to support organic growth and increased earnings.”

SmartFinancial's Chairman Miller Welborn concluded: "It is exciting to see the synergies of the merged bank materialize with accelerated loan growth and core deposit growth, which will add long term value to the franchise. We are executing on our goals of being a best place to work, a great place to bank and especially rewarding for our shareholders. "

Performance Highlights

•	Net income available to common shareholders totaled $0.9 million or $0.16 per share during the second quarter of 2016.

•	Annualized return on average assets equaled 0.48 percent in the second quarter of 2016, compared to 0.54 percent in the previous quarter.

•	Annualized net loan growth was approximately 17.5 percent in the second quarter of 2016, with the growth primarily in commercial and residential real estate loans.

•	Asset quality was outstanding with just 0.69 percent of nonperforming assets to total assets.

•	Core funding increased as transaction account balances grew $18.5 million since the end of 2015, while FHLB and other borrowings were reduced by $24.4 million.

•
Mortgage business continued to increase scale with non-interest income increasing over 45 percent quarter to quarter, while loans held for sale increased from $1.6 million at the end of the first quarter to $3.3 million at the end of the second quarter.

Second Quarter 2016 compared to First Quarter 2016

Net operating earnings available to common shareholders, which excludes purchased loans accounting adjustments, securities gains, merger and conversion costs, and foreclosed assets gains and losses, totaled $634 thousand in the second quarter of 2016 compared to $780 thousand in the previous quarter. Net income available to common shareholders totaled $0.9 million in the second quarter of 2016, or $0.15 per diluted share, compared to $1.1 million, or $0.19 per diluted share, in the first quarter of 2016.

Net interest income to average assets of 3.87 percent for the quarter increased from 3.67 percent in the first quarter of 2016. Net interest income totaled $9.6 million in the second quarter of 2016 compared to $9.1 million in the first quarter of 2016. Net interest income was positively impacted during the quarter by a mix of higher loan fees, higher yields on newly originated loans, and an increase in purchased loan accounting adjustments. Net interest margin, taxable equivalent, increased from 3.96 percent in the first quarter of 2016 to 4.16 percent in the second quarter of 2016 as a result of higher yields on newly originated loans and increases in purchased loan accounting adjustments.

Provision for loan losses was $218 thousand in the second quarter of 2016, compared to $138 thousand in the second quarter of 2016 . The increase in provision for loan losses was primarily due to the growth of the loan portfolio during the quarter. Annualized net charge-offs were 0.01 percent of average loans in the second quarter of 2016 compared to (0.02) percent of average loans in the first quarter of 2016 .

The ALLL was $4.7 million, or 0.61 percent of total loans as of June 30, 2016, compared to $4.5 million, or 0.61 percent of total loans, as of March 31, 2016. Adjusted ALLL, which includes the ALLL as well as net acquisition accounting fair value adjustments for acquired loans, was 2.00 percent of total loans as of June 30, 2016, which was down from 2.11 percent as of March 31, 2016. The reduction in adjusted ALLL resulted from continued accretion of fair value discounts.

Nonperforming loans as a percentage of total loans was 0.29 percent as of June 30, 2016, which was down from 0.43 percent in the prior quarter. Total nonperforming assets (which include nonaccrual loans, loans past due 90 days or more and still accruing, and foreclosed assets) as a percentage of total assets was 0.69 percent as of June 30, 2016, compared to 0.82 percent as of March 31, 2016.

Non-interest income to average assets of 0.39 percent for the quarter was down from 0.43 percent in the first quarter of 2016. Non-interest income totaled $1.0 million in the second quarter of 2016, compared to $1.1 million in the first quarter of 2016. The reduction in non-interest income was due to lower service charges and fees, an absence of gains on sale of foreclosed assets, and and lower sales of SBA loans generated for sale. The reduction was slightly offset by a gain on securities of $98 thousand for the quarter and higher mortgage loan income.

Non-interest expense to average assets of 3.41 percent for the quarter was up from 3.19 percent in the first quarter of 2016. Non-interest expense totaled $8.5 million in the second quarter of 2016, which was up $520 thousand from the first quarter of 2016 primarily due to merger related data processing costs, higher repair costs at one branch, and increases in legal expenses. Occupancy expense of $1.1 million was up $119 thousand from the previous quarter due to the final costs of a repair project at one branch. Data processing expenses increased $241 thousand compared to the first quarter primarily due to the final merger related data processing costs. Marketing expenses of $184 thousand were up from $173 thousand in the first quarter primarily due to rebranding initiatives related to merger integration.

Income tax expense was $691 thousand in the second quarter of 2016 compared to $764 thousand in the first quarter of 2016. The company's effective tax rate was 36.7 percent in the second quarter of 2016 compared to 36.2 percent in the first quarter of 2016.

Second Quarter 2016 compared to Second Quarter 2015

Net operating earnings available to common shareholders, which excludes purchased loans accounting adjustments, securities gains, merger and conversion costs, and foreclosed assets gains and losses, totaled $634 thousand in the second quarter of 2016 compared to $192 thousand in the second quarter of 2015. Net income available to common shareholders totaled $0.9 million in the second quarter of 2016, or $0.15 per diluted share, compared to $35 thousand, or $0.01 per diluted share, in the second quarter of 2015. The company's operations and financial performance were significantly impacted in nearly every respect by the merger of SmartFinancial, Inc. and Cornerstone Bancshares, Inc. on August 31, 2015. Therefore, financial results in 2Q 2016 are not comparable to results reported for 2Q 2015.

About SmartFinancial, Inc.

SmartFinancial, Inc., based in Knoxville, Tennessee, is the bank holding company for SmartBank. SmartBank is a full-service commercial bank founded in 2007, with twelve branches, two loan production offices, and one mortgage production office located in East Tennessee, the Florida Panhandle, and North Georgia. Recruiting the best people, delivering exceptional client service, strategic branching and a conservative and disciplined approach to lending have all given rise to SmartBank’s success. More information about SmartFinancial can be found on its website: www.smartbank.com.

This release contains forward-looking statements. SmartFinancial cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: changes in management’s plans for the future, prevailing economic and political conditions, particularly in our market area; credit risk associated with our lending activities; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services and other factors that may be described in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission from time to time.
The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, SmartFinancial assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables, which provide a reconciliation of non-GAAP financial measures to GAAP financial measures. SmartFinancial management uses non-GAAP financial measures, including: (i) net operating earnings available to common shareholders; (ii) operating efficiency ratio; (iii) adjusted allowance for loan losses to loans; and (iv) tangible common equity, in its analysis of the company's performance. Net operating earnings available to common shareholders excludes the following from net income available to common shareholders: securities gains and losses, merger and conversion costs, OREO gain and losses, and the income tax effect of adjustments. The operating efficiency ratio excludes securities gains and losses, merger and conversion costs, and adjustment for OREO gains and losses from the efficiency ratio. Adjusted allowance for loan losses adds net acquisition accounting fair value discounts to the allowance for loan losses. Tangible common equity excludes total preferred stock, preferred stock paid in capital, goodwill, and other intangible assets.

Management believes that non-GAAP financial measures provide additional useful information that allows readers to evaluate the ongoing performance of the company and provide meaningful comparisons to its peers. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider SmartFinancial's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP.

Source
SmartFinancial, Inc.

Investor Contacts
Billy Carroll
President & CEO
865.868.0613

Frank Hughes
Executive Vice President
Investor Relations
423.385.3009

Media Contact
Kelley Fowler
First Vice President, Public Relations & Marketing
SmartBank
865.868.0611
kfowler@smartbank.net

SmartFinancial, Inc. and Subsidiaries
Condensed Consolidated Financial Information (unaudited)
(In thousands except per share data)
	As of and for the three months ending
	June 30, 2016	March 31, 2016	Dec. 31, 2015	Sept. 30, 2015	June 30, 2015
Selected Performance Ratios (Annualized)
Return on average assets	0.48%	0.54%	0.47%	(0.04)%	0.05%
Net operating return on average assets (Non-GAAP)	0.26%	0.40%	0.24%	0.10%	0.17%
Return on average shareholder equity	4.64%	5.29%	4.75%	(0.44)%	0.47%
Net operating return on average shareholder equity (Non-GAAP)	2.47%	3.89%	2.47%	1.05%	1.58%
Net interest income / average assets	3.87%	3.67%	3.79%	3.65%	3.53%
Yield on earning assets, TE	4.61%	4.40%	4.54%	4.45%	4.27%
Cost of interest-bearing liabilities	0.56%	0.53%	0.52%	0.53%	0.50%
Net interest margin, TE	4.16%	3.96%	4.10%	4.00%	3.85%
Non interest income / average assets	0.39%	0.43%	0.46%	0.10%	0.08%
Non interest expense / average assets	3.41%	3.19%	3.20%	3.69%	3.36%
Efficiency ratio	79.14%	76.93%	74.29%	97.45%	88.67%
Operating efficiency ratio (Non-GAAP)	85.49%	82.09%	85.73%	90.96%	80.41%
Pre-tax pre-provision income / average assets	0.85%	0.90%	1.05%	0.06%	0.26%

Per Common Share
Net income, basic	$0.16	$0.20	$0.20	$(0.03)	$0.01
Net income, diluted	0.15	0.19	0.19	(0.03)	0.01
Net operating earnings, basic (Non-GAAP)	0.11	0.13	0.10	0.04	0.06
Net operating earnings, diluted (Non-GAAP)	0.10	0.13	0.10	0.04	0.06
Book value	15.64	15.47	15.19	15.07	14.88
Tangible book value (Non-GAAP)	14.48	14.29	13.99	13.84	14.82
Common shares outstanding	5,824	5,817	5,806	5,735	2,966

Composition Of Loans
Commercial & financial	$87,253	$83,197	$85,526	$81,107	$37,507
Real estate construction & Development	115,385	113,028	105,132	97,050	52,634
Real estate commercial	389,368	370,922	369,263	365,607	208,937
owner occupied	177,052	166,364	161,698	153,496	82,860
non-owner occupied	212,315	204,558	207,565	212,111	126,077
Real estate residential	174,013	166,214	161,427	162,090	89,876
Other loans	7,377	7,578	6,368	4,585	1,770
Total loans	$773,396	$740,939	$727,716	$710,439	$390,724

SmartFinancial, Inc. and Subsidiaries
Condensed Consolidated Financial Information (unaudited)
(In thousands except per share data)
	As of and for the three months ending
	June 30, 2016	March 31, 2016	Dec. 31, 2015	Sept. 30, 2015	June 30, 2015
Asset Quality Data and Ratios
Nonperforming loans	$2,226	$3,171	$2,754	$1,715	$4,067
Foreclosed assets	4,936	5,133	5,358	9,647	3,728
Total nonperforming assets	$7,162	$8,304	$8,112	$11,362	$7,795
Restructured loans not included in nonperforming loans	$3,639	$3,677	$3,693	$3,731	$1,831
Net charge-offs to average loans (annualized)	0.01%	(0.02)%	0.02%	0.03%	0.13%
Allowance for loan losses to loans	0.61%	0.61%	0.60%	0.54%	0.98%
Adjusted allowance for loan losses to loans (Non-GAAP)	2.00%	2.11%	2.18%	2.26%	2.38%
Nonperforming loans to total loans, gross	0.29%	0.43%	0.38%	0.24%	1.04%
Nonperforming assets to total assets	0.69%	0.82%	0.79%	1.13%	1.43%

Capital Ratios
Tangible equity to tangible assets	9.37%	9.43%	9.17%	9.14%	10.30%
Tangible common equity to tangible assets	8.20%	8.24%	7.99%	7.94%	8.09%
SmartFinancial Inc.:
Tier 1 leverage	9.66%	9.74%	9.45%	9.31%	*
Common equity Tier 1	10.53%	10.61%	10.30%	10.25%	*
Tier 1 risk-based capital	12.04%	12.14%	11.78%	11.77%	*
Total risk-based capital	12.60%	12.70%	12.32%	12.25%	*

* The Company was not required to report quarterly captial ratios prior to 9/30/15

SmartFinancial, Inc. and Subsidiaries
Condensed Consolidated Financial Information (unaudited)
(In thousands)
BALANCE SHEET
	Ending Balances
	June 30, 2016	March 31, 2016	Dec. 31, 2015	Sept. 30, 2015	June 30, 2015
Assets
Cash & cash equivalents	$71,737	$68,933	$79,965	$89,936	$43,810
Securities available for sale	142,875	157,560	166,413	152,150	83,747
Other investments	4,451	4,451	4,451	4,451	2,128
Total investment securities	147,326	162,011	170,864	156,601	85,875
Total loans	773,396	740,939	727,716	710,439	390,724
Allowance for loan losses	(4,720)	(4,527)	(4,355)	(3,828)	(3,834)
Loans net	768,676	736,412	723,361	706,611	386,890
Premises and equipment	25,844	25,680	25,038	25,266	16,405
Foreclosed assets	4,936	5,133	5,358	9,647	3,728
Goodwill and other intangibles	6,754	6,848	6,941	7,034	177
Other assets	9,221	11,207	12,436	11,962	6,478
Total assets	$1,034,494	$1,016,224	$1,023,963	$1,007,057	$543,363

Liabilities
Non-interest demand	$146,189	$132,481	$131,419	$123,551	$69,427
Interest-bearing demand	153,166	161,454	149,424	144,012	114,165
Money market and savings	258,281	241,500	236,901	231,477	131,810
Time deposits	331,438	323,676	340,739	347,951	167,344
Total deposits	889,074	859,111	858,483	846,992	482,745
Repurchase agreements	26,883	20,747	28,068	18,442	2,727
FHLB & other borrowings	9,766	30,125	34,187	39,278	—
Other liabilities	5,707	4,253	3,048	3,908	1,772
Total liabilities	931,430	914,236	923,786	908,621	487,245
Shareholders' Equity
Preferred stock	12	12	12	12	12
Common stock	5,824	5,817	5,806	5,732	2,966
Additional paid-in capital	82,800	82,717	82,616	81,628	42,516
Retained earnings	14,153	13,231	12,095	10,942	11,049
Accumulated other comprehensive loss	275	211	(352)	122	(425)
Total shareholders' equity	103,064	101,988	100,177	98,436	56,118
Total liabilities & shareholders' equity	$1,034,494	$1,016,224	$1,023,963	$1,007,057	$543,363

SmartFinancial, Inc. and Subsidiaries
Condensed Consolidated Financial Information (unaudited)
(In thousands)
INCOME STATEMENT
	Three months ending
	June 30, 2016	March 31, 2016	Dec. 31, 2015	Sept. 30, 2015	June 30, 2015
Interest Income
Loans, including fees	$9,954	$9,374	$9,875	$6,660	$4,677
Investment securities	665	717	630	458	363
Other interest income	50	63	62	35	28
Total interest income	10,670	10,154	10,567	7,153	5,068
Interest Expense
Deposits	1,013	961	937	688	498
Repurchase agreements	15	17	17	7	3
FHLB and other borrowings	29	45	66	32	3
Total interest expense	1,057	1,023	1,020	727	504
Net interest income	9,613	9,131	9,547	6,426	4,564
Provision for loan losses	218	138	567	32	40
Net interest income after provision for loan losses	9,394	8,993	8,980	6,394	4,524
Non-interest income
Service charges on deposit accounts	259	296	397	237	149
Gain on securities	98	83	—	—	52
Gain on sale of loans and other assets	197	222	86	(294)	31
Gain (loss) on sale of foreclosed assets	(4)	58	332	(86)	(363)
Other non-interest income	410	412	340	317	237
Total non-interest income	961	1,071	1,155	174	106

Non-interest expense
Salaries and employee benefits	4,486	4,495	4,208	3,187	2,236
Occupancy expense	1,137	1,018	910	688	556
FDIC premiums	151	136	148	144	98
Foreclosed asset expense	64	57	110	91	48
Marketing	184	173	100	142	111
Data Processing	555	341	510	278	194
Professional expenses	551	455	760	908	334
Amortization of other intangibles	93	93	93	58	41
Service contracts	316	286	248	192	152
Other non-interest expense	936	897	965	805	570
Total non-interest expense	8,472	7,952	8,052	6,493	4,340
Earnings before income taxes	1,883	2,112	2,083	75	290
Income tax expense	691	764	901	152	225
Net income (loss)	1,192	1,348	1,182	(77)	65
Dividends on preferred stock	270	212	30	30	30
Net income available to common shareholders	$922	$1,136	$1,152	$(107)	$35

NET INCOME PER COMMON SHARE
Basic	$0.16	$0.20	$0.20	$(0.03)	$0.01
Diluted	0.15	0.19	0.19	(0.03)	0.01

Weighted average common shares outstanding
Basic	5,820	5,807	5,750	3,937	2,966
Diluted	6,127	6,108	6,037	4,244	3,293

SmartFinancial, Inc. and Subsidiaries
Condensed Consolidated Financial Information (unaudited)
(In thousands)
YIELD ANALYSIS
	Three Months Ended June 30, 2016			Three months ended March 31, 2016			Three Months Ended June 30, 2015
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest *	Cost*	Balance	Interest *	Cost*	Balance	Interest *	Cost*
Assets
Loans	$751,425	$9,955	5.31%	$734,918	$9,374	5.12%	$381,969	$4,677	4.91%
Investment securities and interest bearing due froms	171,526	678	1.59%	182,988	730	1.60%	91,177	364	1.60%
Federal funds and other	5,719	50	3.51%	8,817	64	2.91%	2,676	28	4.20%
Total interest-earning assets	928,670	10,683	4.61%	926,723	10,168	4.40%	475,822	5,069	4.27%
Non-interest-earning assets	65,380			74,368			41,188
Total assets	$994,050			$1,001,091			$517,010

Liabilities and Stockholders’ Equity
Interest-bearing demand deposits	$153,881	$69	0.18%	$150,538	$66	0.18%	$110,401	$39	0.14%
Money market and savings deposits	248,401	299	0.48%	242,125	272	0.45%	121,856	112	0.37%
Time deposits	321,244	645	0.81%	334,782	623	0.75%	165,140	347	0.84%
Total interest-bearing deposits	723,526	1,013	0.56%	727,445	961	0.53%	397,397	498	0.50%
Securities sold under agreement to repurchase	19,742	15	0.30%	21,237	17	0.32%	5,928	3	0.20%
Federal Home Loan Bank advances and other borrowings	11,287	29	1.03%	23,504	45	0.76%	1	—	0.85%
Total interest-bearing liabilities	754,555	1,057	0.56%	772,186	1,023	0.53%	403,326	501	0.50%
Noninterest-bearing deposits	132,765			123,242			56,373
Other liabilities	4,111			4,160			643
Total liabilities	891,431			899,588			460,342
Shareholders’ equity	102,619			101,503			56,668
Total liabilities and stockholders’ equity	$994,050			$1,001,091			$517,010

Net interest income, taxable equivalent		$9,626			$9,145			$4,568
Interest rate spread			4.05%			3.87%			3.77%
Tax equivalent net interest margin			4.16%			3.96%			3.85%

Percentage of average interest-earning assets to average interest-bearing liabilities			123.08%			120.01%			118.0%
Percentage of average equity to average assets			10.32%			10.14%			10.96%
* Taxable equivalent basis

SmartFinancial, Inc. and Subsidiaries
Condensed Consolidated Financial Information (unaudited)
(In thousands)
	Three months ending
	June 30, 2016	March 31, 2016	Dec. 31, 2015	Sept. 30, 2015	June 30, 2015
Operating Earnings
Net income (loss) (GAAP)	$1,192	$1,348	$1,182	$(77)	$65
Purchased loan accounting adjustments*	(597)	(541)	(818)	(412)	(161)
Securities (gains) losses	(98)	(83)	—	—	(52)
Merger and conversion costs	153	105	230	748	104
Foreclosed assets (gains) losses	4	(58)	(332)	86	363
Income tax effect of adjustments	250	221	352	(161)	(97)
Net operating earnings (Non-GAAP)	904	992	614	184	222
Dividends on preferred stock	(270)	(212)	(30)	(30)	(30)
Net operating earnings available to common shareholders (Non-GAAP)	$634	$780	$584	$154	$192
Net operating earnings per common share:
Basic	$0.11	$0.13	$0.10	$0.04	$0.06
Diluted	0.10	0.13	0.10	0.04	0.06

Operating Efficiency Ratio
Efficiency ratio (GAAP)	79.14%	76.93%	74.29%	97.45%	88.67%
Adjustment for purchased loan accounting adjustments*	7.05%	6.81%	10.16%	6.34%	3.71%
Adjustment for securities (gains) losses	1.16%	1.05%	—%	—%	(1.20)%
Adjustment for merger and conversion costs	(1.81)%	(1.33)%	(2.85)%	(11.51)%	(2.41)%
Adjustment for OREO (gains) losses	(0.05)%	0.73%	4.13%	(1.32)%	(8.36)%
Operating efficiency ratio (Non-GAAP)	85.49%	84.19%	85.73%	90.96%	80.41%

Adjusted Allowance for Loan Losses
Allowance for loan losses (GAAP)	$4,720	$4,527	$4,355	$3,828	$3,834
Net acquisition accounting fair value discounts to loans	11,053	11,381	11,781	12,520	5,599
Adjusted allowance for loan losses (Non-GAAP)	15,773	15,908	16,136	16,348	9,433
Loans (excluding acquisition accounting fair value discounts)	789,169	752,321	739,497	722,959	396,323
Adjusted allowance for loan losses to loans (Non-GAAP)	2.00%	2.11%	2.18%	2.26%	2.38%

Tangible Common Equity
Shareholders' equity (GAAP)	$103,064	$101,988	$100,177	$98,436	$56,118
Less preferred stock & preferred stock paid in capital	12,000	12,000	12,000	12,000	12,000
Less goodwill and other intangible assets	6,754	6,848	6,941	7,034	177
Tangible common equity (Non-GAAP)	$84,310	$83,140	$81,236	$79,402	$43,941

*Consists of ASC 310-30 accretion above (below) contractual loan income and ASC 310-20 accretion